As filed with the Securities and Exchange Commission on June 18, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPIAN CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	54-1956084
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip code)

Amended and Restated 2017 Equity Incentive Plan
(Full title of the plan)

Matthew Calkins
Chief Executive Officer and Chairman of the Board
Appian Corporation
7950 Jones Branch Drive
McLean, Virginia 22102
(703) 442-8844
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Jaye Campbell General Counsel Appian Corporation 7950 Jones Branch Drive McLean, Virginia 22102 (703) 442-8844	Nicole Brookshire Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (“Registration Statement”) is being filed for the purpose of registering an additional 10,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Common Stock”), of Appian Corporation (the “Company”) to be issued pursuant to the grant, settlement, or exercise of awards under the Amended and Restated Appian Corporation 2017 Equity Incentive Plan, which was further amended on June 3, 2026 to increase the available share reserve thereunder by 10,000,000 shares of Common Stock (as amended, the “Plan”).

At the Company’s Annual Meeting of Stockholders held on June 3, 2026, the Company’s stockholders approved the Plan and the authorization of an additional 10,000,000 shares of Common Stock for issuance under the Plan.

The shares of Common Stock registered hereby are of the same class as the 6,421,442 shares of Common Stock previously registered on an effective Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2017 (File No. 333-218342) (the “Existing Registration Statement”) and the contents of the Existing Registration Statement are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.

PART II

ITEM 8.	EXHIBITS

Exhibit No.	Description	Reference

4.1	Amended and Restated Certificate of Incorporation of Appian Corporation.	Previously filed as Exhibit 3.2 to Amendment No.3 to the Company’s Registration Statement on Form S-1 (File No. 333-217510), filed with the SEC on May 12, 2017), and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Appian Corporation.	Previously filed as Exhibit 3.4 to Amendment No.2 to the Company’s Registration Statement on Form S-1 (File No. 333-217510), field with the SEC on May 10, 2017), and incorporated herein by reference.

4.3	Amended and Restated 2017 Equity Incentive Plan.	Previously filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 22, 2026, and incorporated herein by reference.

5.1	Opinion of Davis Polk & Wardwell LLP.	Filed herewith.

23.1	Consent of BDO USA, P.C., independent registered public accounting firm.	Filed herewith.

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).	Filed herewith.

24.1	Power of Attorney (included on the signature page of this Form S-8).	Filed herewith.

107.1	Filing Fee Table.	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on this eighteenth day of June, 2026.
APPIAN CORPORATION

By: /s/ Matthew Calkins
Matthew Calkins
Chief Executive Officer and Chairman of the Board
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew Calkins, Srdjan Tanjga, and Jaye Campbell, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Calkins Matthew Calkins	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 18, 2026

/s/ Srdjan Tanjga Srdjan Tanjga	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 18, 2026

/s/ Michael Beckley Michael Beckley	Chief Technology Officer and Director	June 18, 2026

/s/ Robert C. Kramer Robert C. Kramer	General Manager and Director	June 18, 2026

/s/ Shirley Edwards Shirley Edwards	Director	June 18, 2026

/s/ Carl "Boe" Hartman II Carl “Boe” Hartman II	Director	June 18, 2026

/s/ Barbara "Bobbie" Kilberg Barbara “Bobbie” Kilberg	Director	June 18, 2026

/s/ David Link David Link	Director	June 18, 2026

/s/ Mark Lynch Mark Lynch	Director	June 18, 2026